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                                  EXHIBIT 10(p)

                   AMERICAN ELECTRIC POWER SERVICE CORPORATION

                           CHANGE IN CONTROL AGREEMENT

      This Change In Control Agreement ("Agreement"), made as of this ____day of ___________, 2000, by and between American Electric Power Service Corporation, a New York corporation, including any of its subsidiary companies, divisions, organizations, or affiliated entities (collectively referred to as "AEPSC") and ______________, ________________, _______________ (the "Executive").

      Whereas, AEPSC considers it essential to its best interests and the best interests of the shareholders of the Corporation to foster the continued employment of key management personnel; and

      Whereas, the uncertainty attendant to a Change In Control of the Corporation may result in the departure or distraction of management personnel to the detriment of AEPSC and the shareholders of the Corporation; and

      Whereas, the Board of the Corporation has determined that steps should be taken to reinforce and encourage the continued attention and dedication of members of AEPSC's management, including the Executive, to their assigned duties in the event of a Change In Control of the Corporation.

      Now Therefore, it is hereby agreed as follows:

                                    ARTICLE I
                                   DEFINITIONS

      As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

      (a) "Annual Compensation" means the sum of the Executive's Annual Salary and the Executive's Target Annual Incentive.

      (b) "Annual Salary" means the Executive's regular annual base salary immediately prior to the Executive's termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by AEPSC or deferred pursuant to a written plan or agreement with AEPSC, but excluding overtime pay, allowances, premium pay, compensation paid or payable under any of AEPSC's long-term or short-term incentive plans or any similar payments.

      (c) "Board" means the Board of Directors of American Electric Power Company, Inc.

      (d)  "Cause" shall mean

            (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with AEPSC (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or an elected officer of AEPSC which specifically identifies the manner in which the Board or the elected officer believes that the Executive has not substantially performed the Executive's duties, or

            (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to AEPSC or the Corporation, as determined by the Board.

      For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of AEPSC or the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for AEPSC or the Corporation, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of AEPSC or the Corporation

      (e) "Change In Control" of the Corporation shall be deemed to have occurred if (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act"), other than AEPSC, any company owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation or a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25 percent of the then outstanding voting stock of the Corporation; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, together with any new directors (other than a director nominated by a person (x) who has entered into an agreement with the Corporation to effect a transaction described in Article 1(e)(i), (iii) or (iv) hereof or (y) who publicly announces an intention to take or to consider taking action (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change In Control) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason, except for death or disability, to constitute at least a majority of the Board; or (iii) the consummation of a merger or consolidation of the Corporation with any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50 percent of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the Corporation approve a plan of complete liquidation of the Corporation, or an agreement for the sale or disposition by the Corporation (in one transaction or a series of transactions) of all or substantially all of the Corporation's assets.

      Notwithstanding the foregoing, a Change In Control shall not be deemed to occur as a result of the consummation of the transactions contemplated in the Agreement and Plan of Merger by and among the American Electric Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation dated as of December 21, 1997, nor thereafter as a result of any event in (i) or
(iii) above, if directors who were members of the Board prior to such event and continue to constitute a majority of the Board after such event.

      (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      (g) "Commencement Date" means the date of this Agreement, which shall be the beginning date of the term of this Agreement.

      (h) "Corporation" means American Electric Power Company, Inc., a New York corporation.

      (i) "Disability" means the Executive's total and permanent disability as defined in AEPSC's long-term disability plan covering the Executive immediately prior to the Change In Control.

      (j)  "Good Reason" means;

            (1) an adverse change in the Executive's status, duties or responsibilities as an executive of AEPSC as in effect immediately prior to the Change In Control, provided that the Executive shall have given AEPSC written notice of the alleged adverse change and AEPSC shall have failed to cure such change within thirty (30) days after its receipt of such notice;

            (2) failure of AEPSC to pay or provide the Executive in a timely fashion the salary or benefits to which the Executive is entitled under any employment agreement between AEPSC and the Executive in effect on the date of the Change In Control, or under any benefit plans or policies in which the Executive was participating at the time of the Change In
      Control, provided that such failure was other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation within eight days following notice from the Executive;

            (3) the reduction of the Executive's salary as in effect on the date of the Change In Control;
            (4) the taking of any action by AEPSC (including the elimination of a plan without providing substitutes therefore, the reduction of the Executive's awards thereunder or failure to continue the Executive's participation therein) that would substantially diminish the aggregate projected value of the Executive's awards or benefits under AEPSC's benefit plans or policies in which the Executive was participating at the time of the Change In Control;

            (5) a failure by AEPSC or the Corporation to obtain from any successor the assent to this Agreement contemplated by Article IV hereof; or

            (6) the relocation, without the Executive's prior approval, of the office at which the Executive is to perform services on behalf of AEPSC to a location more than fifty (50) miles from its location immediately prior to the Change In Control or a change, without the Executive's prior approval, in the Executive's business travel obligation subsequent to the Change In Control that requires the Executive to travel on a regular and continuous basis in an amount that represents a significant increase, from immediately prior to the Change In Control, in the portion of the Executive's working time routinely devoted to business travel.

      Any circumstance described in this Article I (j) shall constitute Good Reason even if such circumstance would not constitute a breach by AEPSC of the terms of an employment agreement between AEPSC and the Executive in effect on the date of the Change In Control. The Executive shall be deemed to have terminated employment for Good Reason effective upon the effective date stated in a written notice of such termination given by the Executive to AEPSC (which notice shall not be given, in circumstances described in Article I (j)(1), before the end of the thirty (30) day period described therein, or in circumstances described in Article I(j)(2), before the end of the eight day period described therein), setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination, provided that the effective date may not precede, nor be more than sixty (60) days from, the date such notice is given. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

      (k) "Retirement" shall mean a termination of employment due to the Executive's voluntary late, normal or early retirement under a pension plan sponsored by AEPSC as defined in such plan.

      (l) "Target Annual Incentive" shall mean the award that the Executive would have received under the Senior Officer Annual Incentive Compensation Plan, the AEP Energy Services, Inc. Incentive Compensation Plan or the Management Incentive Compensation Plan for the year in which the Executive's termination occurs, if one hundred percent (100%) of the annual target award has been earned.

      (m) "Qualifying Termination" shall mean following a Change In Control and during the term of this Agreement the Executive's employment is terminated for any reason excluding (i) the Executive's death, (ii) the Executive's Disability,
(iii) the Executive's Retirement, (iv) by AEPSC for Cause or (v) by the Executive without Good Reason. In addition, a Qualifying Termination shall be deemed to have occurred if, prior to a Change In Control, the Executive's employment was terminated during the term of this Agreement by AEPSC without Cause, or by the Executive for Good Reason based on events or circumstances that occurred, (i) at the request of a person who has entered into an agreement with AEPSC or the Corporation, the consummation of which would constitute a Change In Control or (ii) otherwise in connection with, as a result of or in anticipation of a Change In Control. The mere act of approving a Change In Control agreement shall not in and of itself be deemed to constitute an event or circumstance in anticipation of a Change In Control for purposes of this Article I(m).


                                   ARTICLE II
                                TERM OF AGREEMENT

      2.1 The term of this Agreement shall initially be for the period beginning on the Commencement Date and ending on the day before the first anniversary of the Commencement Date. The term of this Agreement shall automatically be extended on the first anniversary of the Commencement Date until the day before the second anniversary of the Commencement Date without further action by the parties, and shall be automatically extended by an additional year on each succeeding anniversary of the Commencement Date, unless either AEPSC or the Executive shall have served notice upon the other party at least sixty (60) days prior to such anniversary of its or the Executive's intention that this Agreement shall not be extended, provided, however, that if a Change In Control of the Corporation shall occur during the term of this Agreement, this Agreement shall terminate two years after the date the Change In Control is completed.

      2.2 Notwithstanding Section 2.1, the term of this Agreement shall end upon any termination of the Executive's employment prior to a Change In Control of the Corporation.


                                   ARTICLE III
              COMPENSATION UPON A CHANGE IN CONTROL FOLLOWED BY A TERMINATION

      3.1 Upon a Qualifying Termination, the Executive shall be under no further obligation to perform services for AEPSC and shall be entitled to receive the following payments and benefits:

      (a) Within ten (10) days of the Executive's date of termination, AEPSC shall make a lump sum cash payment to the Executive in an amount equal to the sum of (1) the Executive's Annual Salary through the date of termination to the extent not theretofore paid, (2) the product of (x) the Target Annual Incentive and (y) a fraction, the numerator of which is the number of days in such calendar year through the date of termination, and the denominator of which is 365, and (3) any accrued vacation pay, in each case the extent not theretofore paid and in full satisfaction of the rights of the Executive thereto;

      (b) Within ten (10) days of the Executive's date of termination, AEPSC shall make a lump sum cash payment to the Executive in an amount equal to three times the Executive's Annual Compensation; and

      (c) For purposes of the American Electric Power System Excess Benefit Plan, or any successor thereto, provided that the Executive is a participant thereunder, the Executive shall be credited with three
            (3) additional years of service; provided that if the Executive is older than age 62 as of the Executive's date of termination the additional years of service shall be limited to the difference between the Executive's age as of the date of termination and the date the Executive would attain age 65, and assuming that the Executive's compensation for the additional period of service would have been equal to the Executive's compensation in effect as of the Executive's date of termination.

      3.2 The Executive shall be entitled to the continuing benefits as follows:

      (a) For the three (3) year period following the Executive's date of termination, the Executive and the Executive's family shall be provided with medical and dental insurance benefits as if the Executive's employment had not been terminated; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree medical and dental insurance benefits under AEPSC's plans, practices, programs and policies, the Executive shall be considered to have remained employed during the three (3) year period and to have retired on the last day of the three (3) year period;

      (b) AEPSC shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive's sole discretion (but at a cost to AEPSC of not more that $30,000) or, at the Executive's option, the use of comparable and accessible office space, office supplies and equipment and secretarial services for a period not to exceed one year, which in the aggregate are of comparable cost to the Corporation as the outplacement services; and

      (c) AEPSC shall transfer to the Executive, at no cost to the Executive, the title to AEPSC's car being used by the Executive as of the date of termination.

      (d)   To the extent any benefits  described  in this Article III,  Section
            3.2 cannot be provided pursuant to the appropriate plan or program maintained by AEPSC, AEPSC shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Executive.

      3.3   Notwithstanding the foregoing;

      (a)   The severance payments and benefits provided under Sections 3.1 and
            3.2 hereof shall be subject to, and conditioned upon, the waiver of any other cash severance payment or other benefits provided by AEPSC pursuant to any other severance agreement between AEPSC and the Executive. No amount shall be payable under this Agreement to, or on behalf of the Executive, if the Executive elects benefits under any other cash severance plan or program, or any other special pay arrangement with respect to the termination of the Executive's employment.

      (b) The Executive agrees that at all times following termination, the Executive will not, without the prior written consent of AEPSC or the Corporation, disclose to any person, firm or corporation any "confidential information," of AEPSC or the Corporation which is now known to the Executive or which hereafter may become known to the Executive as a result of the Executive's employment or association with AEPSC or the Corporation, unless such disclosure is required under the terms of a valid and effective subpoena or order issued by a court or governmental body; provided, however, that the foregoing shall not apply to confidential information which becomes publicly disseminated by means other than a breach of this provision. It is recognized that damages in the event of breach of this Section 3.3(ii) by the Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that AEPSC and the Corporation, in addition to and without limiting any other remedy or right that AEPSC or the Corporation may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and the Executive hereby waives any and all defenses the Executive may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude AEPSC or the Corporation from pursuing any other rights or remedies at law or in equity which AEPSC or the Corporation may have.

            "Confidential information" shall mean any confidential concepts, ideas, information and materials relating to AEPSC or the Corporation, including, but not limited to, client records, client lists, economic and financial analysis, financial data, customer contracts, notes, memoranda, lists, books, correspondence, manuals, reports or research, whether developed by AEPSC or the Corporation or developed by the Executive acting alone or jointly with AEPSC or the Corporation while the Executive was employed by AEPSC.

      3.4 Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by AEPSC to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), AEPSC shall pay to the Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, the Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. AEPSC and the Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify AEPSC immediately in writing of any claim by the Internal Revenue Service which, if successful, would require AEPSC to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by AEPSC and the Executive) within five days of the receipt of such claim. AEPSC shall notify the Executive in writing at least five days prior to the due date of any response required with respect to such claim, or such shorter time period following AEPSC's receipt of the notice, if it plans to contest the claim. If AEPSC decides to contest such claim, the Executive shall cooperate fully with AEPSC in such action; provided, however, AEPSC shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of AEPSC's action. If, as a result of AEPSC's action with respect to a claim, the Executive receives a refund of any amount paid by AEPSC with respect to such claim, the Executive shall promptly pay such refund to AEPSC. If AEPSC fails to timely notify the Executive whether it will contest such claim or AEPSC determines not to contest such claim, then AEPSC shall immediately pay to the Executive the portion of such claim, if any, which it has not previously paid to the Executive.

      3.5 The obligations of AEPSC to pay the benefits described in Sections 3.1 and 3.2 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which AEPSC may have against the Executive. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as specifically provided in
Section 3.2.
                                   ARTICLE IV
                            SUCCESSOR TO CORPORATION

      This Agreement shall bind any successor of AEPSC or the Corporation, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that AEPSC or the Corporation would be obligated under this Agreement if no succession had taken place.

      In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, AEPSC and the Corporation shall require such successor expressly and unconditionally to assume and agree to perform AEPSC's and the Corporation's obligations under this Agreement, in the same manner and to the same extent that AEPSC and the Corporation would be required to perform if no such succession had taken place. The term "Corporation," as used in this Agreement, shall mean the Corporation as hereinbefore defined and any successor or assignee to the business assets which by reason hereof becomes bound by this Agreement.


                                    ARTICLE V
                                  MISCELLANEOUS

      5.1 Any notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed, by certified or registered mail, return receipt requested, postage prepaid addressed to the respective addresses as follows:

      To  AEPSC:
                        -----------------------------------

      To the Executive
                        -----------------------------------

      5.2 No provision of this Agreement may be modified, waived or discharged except in a writing specifically referring to such provision and signed by the party against which enforcement of such modification, waiver or discharge is sought. No waiver by either party hereto of the breach of any condition or provision of this Agreement shall be deemed a waiver of any other condition or provision at the same or any other time.

      5.3 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio.

      5.4 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
      5.5 This Agreement does not constitute a contract of employment or impose on the Executive, AEPSC or the Corporation any obligation to retain the Executive as an employee, to change the status of the Executive's employment, or to change AEPSC's policies regarding the termination of employment.

      5.6 If the Executive institutes any legal action in seeking to obtain or enforce or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Plan, AEPSC will pay for all actual and reasonable legal fees and expenses incurred (as incurred) by the Executive, regardless of the outcome of such action; provided, however, that if such action instituted by the Executive is found by a court of competent jurisdiction to be frivolous, the Executive shall not be entitled to legal fees and expenses and shall be liable to AEPSC for amounts already paid for this purpose.

      5.7 If the Executive makes a written request alleging a right to receive benefits under this Agreement or alleging a right to receive an adjustment in benefits being paid under the Agreement, AEPSC shall treat it as a claim for benefit. All claims for benefit under the Agreement shall be sent to the Human Resources Department of AEPSC and must be received within 30 days after the Date of Termination. If AEPSC determines that the Executive who has claimed a right to receive benefits, or different benefits, under the Agreement is not entitled to receive all or any part of the benefits claimed, it will inform the Executive in writing of its determination and the reasons therefor in terms calculated to be understood by the Executive. The notice will be sent within 90 days of the claim unless AEPSC determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Agreement provisions on which the denial is based, and describe any additional material or information, if any, necessary for the Executive to perfect the claim and the reason any such addition material or information is necessary. Such notice shall, in addition, inform the Executive what procedure the Executive should follow to take advantage of the review procedures set forth below in the event the Executive desires to contest the denial of the claim. The Executive may within 90 days thereafter submit in writing to AEPSC a notice that the Executive contests the denial of the claim by AEPSC and desires a further review. AEPSC shall within 60 days thereafter review the claim and authorize the Executive to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of AEPSC. AEPSC will render its final decision with specific reasons therefore in writing and will transmit it to the Executive within 60 days of the written request for review, unless AEPSC determines additional time, not exceeding 60 days, is needed, and so notifies the Executive. If AEPSC fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, AEPSC shall be deemed to have denied the claim.


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


American Electric Power Service Corporation

By__________________________________
         (Title)

------------------------------------
  Executive